CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-146475) on Form S-8 of Teradata Corporation of our report dated June 23, 2020, relating to the statements of net assets available for benefits of Teradata Savings Plan as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related supplementary information as of December 31, 2019, appearing in this Annual Report on Form 11-K of Teradata Savings Plan for the year ended December 31, 2019.

/s/ Moss Adams LLP

Campbell, California
June 23, 2020